Exhibit 10.4

September 14, 2015

Chris Lien

[PRIVATE ADDRESS]

Re:	Terms of Transition and Separation

Dear Chris:

This letter confirms the agreement (“Agreement”) between you and Marin Software Incorporated (the “Company”) concerning the terms of your transition and separation from employment and offers you certain benefits, including severance benefits as set forth in that certain Severance and Change in Control Agreement between you and the Company dated April 19, 2013 and attached hereto as Exhibit A (the “Severance Agreement”), conditioned upon your provision of a general release of claims and covenant not to sue upon the Separation Date (defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1. Separation from Employment: This Agreement confirms that your last day of employment will be September 30, 2015 (the “Separation Date”), subject to the at-will nature of your employment, as described in Paragraph 2(d), below. The Company has discussed with you the terms under which it would offer to continue your employment through the Separation Date.

2. Continued Employment; Other Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to continue your employment on the following terms:

a. Transition Period and Services: Between now and the Separation Date (the “Transition Period”), you agree to carry out the duties and responsibilities of your position, and to provide other transition services as may reasonably be requested by the Company, including transition of the responsibilities, duties, and knowledge relative to your position (the “Transition Services”). During the Transition Period, you will maintain a full-time schedule.

b. Compensation and Benefits: During the Transition Period, the Company will continue to pay you your current base salary and you will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefits plan and continued vesting of options, to the fullest extent allowed by the governing plans, agreements, or policies. You will be reimbursed for all reasonable and documented business expenses incurred in your service through the Separation Date in accordance with the Company’s governing business expense reimbursement policies. Your final expense reimbursement statement should be submitted no later than 45 days after the Separation Date, and will be paid within 30 days thereafter.

c. Severance Benefits: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit B (the “Second Release”), and your other promises herein, the Company agrees to provide you the severance benefits set forth in Section 2 of the Severance Agreement, on the terms and conditions set forth therein. As an additional severance benefit, subject to your satisfaction of the foregoing Second Release requirement, the Company will pay you a bonus for your services during the current fiscal year (prorated based on your partial year of service), to be paid in 2016 at the same time the Company pays bonuses to other Company executives. The amount of your bonus shall be determined by the Company’s Compensation Committee in its reasonable and good faith discretion based on the performance objectives now in effect, and shall be paid subject to applicable payroll deductions and withholdings.

d. At-Will Employment; Earlier Separation From Employment: During the Transition Period, your employment with the Company will remain at-will, meaning either you or the Company may accelerate the effective date of your separation with or without notice or reason. Notwithstanding the at-will nature of your employment, you will be entitled to all benefits and promises provided under this Agreement unless your employment is terminated by the Company terminated before September 30, 2015 for Cause, as such term is defined in the Severance Agreement. As of the Separation Date,, you will resign from all positions you hold with the Company (other than as a member of the Board of Directors of the Company (the “Board”)) and its subsidiaries, including, without limitation, Executive Chair, and any positions on the board of directors of any subsidiary of the Company, and you will relinquish any power of attorney given to you by the Company or its subsidiaries.

Chris Lien

By signing below, you acknowledge that you are receiving the release consideration outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and in full satisfaction of the Company’s obligations under the Severance Agreement, and that you would not otherwise be entitled to the release consideration.

3. Final Pay: On the Separation Date, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under this Agreement.

4. Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit C hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof; provided, however, that you may retain any documents reasonably necessary or advisable for your continued service as a member of the Board.

5. General Release and Waiver of Claims:

a. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including pursuant to the Severance Agreement. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c. You do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, claims for indemnity pursuant to the Indemnity Agreement between you and the Company, the Company’s certificate of incorporation, and the Company’s restated bylaws, or any claims for enforcement of this Agreement. In addition, you are not releasing any rights you have under this Separation Agreement, or any stock or stock option rights you have pursuant to any stock option or equity agreements (“Equity Agreements”) you have with the Company, which will continue to be governed in all respects by the 2006 Equity Incentive Plan or the 2013 Equity Incentive Plan, as applicable as well as the applicable Equity Agreements. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

6. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

Chris Lien

b. Nothing in this paragraph shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c. Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

7. Nondisparagement: You hereby confirm your agreement in Section 4(c) of the Severance Agreement that, during the six-month period following your cessation of employment, you shall cooperate with the Company in every reasonable respect and shall use your best efforts to assist the Company with the transition of your duties to your successor. You further agree that, during the remainder of your employment and for the six-month period therafter (the “Restricted Period”), you shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors, or the Company’s officers and employees. The Company agrees that, during the same Restricted Period, the Company and its current officers shall not in any way or by any means disparage you. Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process

8. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS pursuant to JAMS then-governing procedures, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury. The Company shall bear all arbitration fees and costs.

9. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party (as ascertained by the arbitrator or court, as applicable) will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

10. No Admission of Liability: This Agreement is not and shall not be construed or contended by any party to be an admission or evidence of any wrongdoing or liability on the part of any party, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

11. Complete and Voluntary Agreement: This Agreement, together with Exhibits A, B and C hereto and the Stock Option Agreements, constitute the entire agreement between you and Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

12. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

13. Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

Chris Lien

14. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document.

16. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).

Chris Lien

If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above. The Release (attached as Exhibit B) must be signed and returned to the Company no later than 21 days after the Separation Date. I wish you the best in your future endeavors.

Sincerely,

Marin Software Incorporated

By:	/s/ David A. Yovanno
David A. Yovanno, CEO

READ, UNDERSTOOD AND AGREED

/s/ Christopher A. Lien	Date:	September 14, 2015
Christopher A. Lien

EXHIBIT A

SEVERANCE AND CHANGE IN CONTROL AGREEMENT DATED APRIL 19, 2013

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement is entered into as of April 19, 2013 (the “Effective Date”) by and between Christopher A. Lien (the “Executive”) and MARIN SOFTWARE INCORPORATED, a Delaware corporation (the “Company”).

l.	Term of Agreement.

Except to the extent renewed as set forth in this Section l, this Agreement shall terminate the earlier of June 30, 2016 (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(e); however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before June 30, 2016, then this Agreement shall remain in effect through the earlier of:

(a) The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(e) or

(b) The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company.

This Agreement shall renew automatically and continue in effect for three year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least 90 days prior to the date on which this Agreement would otherwise expire.

2.	Severance Benefit in Absence of Change in Control.

(a) Severance Payment. If the Executive’s employment is terminated by the Company without Cause and Executive has a Separation that is not a Qualifying Termination under Section 3, then, subject to Section 4 below, the Company shall pay the Executive nine (9) months of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Separation). Such severance payment shall be paid in accordance with the Company’s standard payroll procedures. The Executive will receive his or her severance payment in a cash lump-sum which will be made on the sixtieth (60th) day following the Separation.

(b) Health Care Benefit. If the Executive is eligible for the severance benefit set forth in Section 2(a) above, and if the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the nine-month period following cessation of his or her employment or (ii) the expiration of the Executive’s continuation coverage under COBRA.

(c) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 2(b) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the sixtieth (60th) day following the Separation, the Company will make the first payment to the Executive under this Section, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first day of the first month following the Separation through such sixtieth (60th) day, with the balance of the Special Cash Payments paid monthly thereafter.

3.	Change in Control Benefit.

(a) Severance Payment. If the Executive is subject to a Qualifying Termination, then, subject to Section 4 below, the Company shall pay the Executive nine (9) months of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). Such severance payment shall be paid in accordance with the Company’s standard payroll procedures. The Executive will receive his or her severance payment in a cash lump-sum which will be made on the sixtieth (60th) day following the Separation.

(b) Equity. Each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 100% of the then unvested shares subject thereto. “Equity Awards” means all options to purchase shares of the Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation. In the event of a Qualifying Termination preceding the consummation of the Change in Control, Executive’s Equity Awards shall not be cancelled but shall remain outstanding until the earlier of (i) the closing of the Change in Control or (ii) three months after Executive’s Separation. If the Change in Control closes within three (3) months of Executive’s Separation, then Executive shall receive the benefits set forth in this Section 3(b) as of the date of closing of the Change in Control.

(c) Health Care Benefit. If the Executive is subject to a Qualifying Termination, and if the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the nine-month period following cessation of his or her employment or (ii) the expiration of the Executive’s continuation coverage under COBRA.

(d) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 3(c) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the sixtieth (60th) day following the Separation, the Company will make the first payment to the Executive under this Section, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first day of the first month following the Separation through such sixtieth (60th) day, with the balance of the Special Cash Payments paid monthly thereafter.

4.	Release Requirement; Covenants; Accrued Compensation and Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, Executive shall not be entitled to the benefits of Section 2 or 3 above unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to the Executive within 30 days after the Executive’s Separation. The Executive must execute and return the release within the time period specified in the form.

(b) Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(c) Cooperation and Non-Disparagement. The Executive agrees that, during the six-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this six-month period, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees.

(d) Accrued Compensation and Benefits. In connection with any termination of employment, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2 1/2) months after the end of the taxable year of the Executive in which the termination occurs. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangement.

5.	Definitions.

(a) “Cause” means (i) Executive’s continued refusal or material failure to perform Executive’s material duties reasonably expected of Executive in connection with his or her arrangement to provide services to the Company or any Parent or Subsidiary, as applicable; (ii) unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or any Parent or Subsidiary, as applicable, or is materially detrimental to the reputation, character or standing of the Company or any Parent or Subsidiary, as applicable; (iii) dishonest conduct with respect to a material matter, or a deliberate attempt to do an injury to the Company or any Parent or Subsidiary, as applicable; (iv) Executive’s material breach of any material term of any agreement between Executive and; (v) a criminal act which would reflect badly on the Company or any Parent or Subsidiary, as applicable; (vi) Executive’s failure to cooperate with the Company in any investigation or formal proceeding; or (vii) Executive’s death or total disability (for these purposes Executive shall be deemed totally disabled if, in the judgment of a licensed physician, Executive is physically or mentally incapacitated or disabled or otherwise unable to fully discharge Executive’s duties as a service provider to the Company or any Parent or Subsidiary, as applicable, for a period of 180 consecutive days or for 180 days in any 365 calendar day period); provided that Executive must be provided with written notice of Executive’s termination for “Cause” and Executive must be provided with a 30-day period following Executive’s receipt of such notice to cure the event(s) that trigger “Cause” (if curable), with the Compensation Committee of the Company’s Board of Directors making the final determination whether Executive has cured any Cause.

(b) “Code” means the Internal Revenue Code of l986, as amended.

(c) “Change in Control” shall mean a Corporate Transaction, as such term is defined in the 2013 Equity Incentive Plan.

(d) “Good Reason” means Executive’s Employment by the Company or any Parent or Subsidiary, as applicable, is voluntarily terminated by Executive for any one or more of the following reasons: (i) a material diminution in the Executive’s authority, duties or responsibilities, provided, however, if by virtue of the Company being acquired and made a division or business unit of a larger entity following a Change in Control, Executive retains substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute Good Reason for purposes of this sub-clause (d)(i); (ii) a 10% or greater reduction in his or her level of compensation, which will be determined based on an average of the Executive’s annual total target cash compensation (annual base salary plus target annual cash incentives) for the prior three calendar years or, if less, the number of years the Executive has been employed by the Company; or (iii) a relocation of Executive to a facility or a location that would increase Executive’s one-way commute by more than 35 miles from Executive’s then current place of employment, provided and only if such change, reduction or relocation is effected by the Company without Executive’s consent. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (d), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii): (2) the Company will have 30 days from the date of such notice to remedy the condition and , if it does so, the Executive may withdraw his or her resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within six months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

(e) “Qualifying Termination” means a Separation as a result of (i) the Company terminates the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigns his or her employment for Good Reason, within twelve (12) months following a Change in Control or within three (3) months preceding a Change in Control if after a Potential Change in Control. A “Potential Change in Control” means the date of execution of a definitive agreement whereby the Company will consummate a Change in Control if such transaction is consummated. In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.

(f) “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

6.	Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.	Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 7(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”). whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 7(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Independent Tax Counsel shall determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 7(b) hereof shall apply, and the enforcement of Section 7(b) shall be the exclusive remedy to the Company.

(b) Adjustments. If, notwithstanding any reduction described in Section 7(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 7(b), Executive shall pay the Excise Tax.

8.	Miscellaneous Provisions.

(a) Section 409A. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of a Separation, then (i) the severance benefits under Section 2 and 3, to the extent subject to Code Section 409A, will commence during the seventh month after the Executive’s Separation and (ii) will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A- I(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(b) Other Severance Arrangements. For any equity award that is outstanding on the Effective Date. Executive shall receive the vesting acceleration provisions set forth in the existing equity award agreement or the vesting acceleration benefits set forth in this Agreement, whichever arrangement would cause Executive to vest in the largest number of shares or largest portion of the Equity Award. Except as set forth in the preceding sentence, this Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on change in control under any prior option agreement, restricted stock unit agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company.

(c) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification. waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

MARIN SOFTWARE INCORPORATED

/s/ Christopher A. Lien	/s/ John A. Kaelle
Christopher A. Lien	By:	John A. Kaelle
	Title:	Chief Financial Officer

EXHIBIT B

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Chris Lien (“Employee”) and Marin Software Incorporated (the “Company”) (collectively, “the parties”).

WHEREAS, on September 14, 2015, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit B);

WHEREAS, on September 30, 2015, Employee’s employment with the Company terminated (the “Separation Date”);

WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and

WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.

1. Acknowledgment of Payment of Wages: By his/her signature below, Employee acknowledges that, on the Separation Date, the Company paid him/her for all wages, salary, vacation, bonuses, commissions, and any similar payments due him/her from the Company as of the Separation Date. By signing below, Employee acknowledges that the Company does not owe him/her any other amounts, except as may become payable under the Separation Agreement and the Second Release.

2. Return of Company Property: Employee hereby warrants to the Company that s/he has returned to the Company all property or data of the Company of any type whatsoever that has been in his/her possession, custody or control, subject to Employee’s retention of materials reasonably necessary or advisable for his continued service on the Board of Directors.

3. Consideration: In exchange for Employee’s agreement to this Second Release and his/her other promises in the Separation Agreement and herein, the Company agrees to provide Employee with the consideration set forth in Paragraph 2(c) of the Separation Agreement. By signing below, Employee acknowledges that s/he is receiving the consideration in exchange for waiving his/her rights to claims referred to in this Second Release and s/he would not otherwise be entitled to the consideration.

4. General Release and Waiver of Claims:

a. The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of his/her employment with the Company or his/her separation from the Company, including pursuant to the Separation Agreement and the Severance Agreement (as defined in the Separation Agreement). To the fullest extent permitted by law, Employee hereby releases and waives any other claims s/he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releases”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his/her employment or separation of employment, , claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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c. Employee does not intend to release claims that s/he may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, claims for indemnity pursuant to any Indemnity Agreement between you and the Company, the Company’s certificate of incorporation, and the Company’s restated bylaws or any claims regarding the enforcement of the Separation Agreement or this Second Release. Employee also is not releasing any claims for expense reimbursements pursuant to Section 2(b) of the Separation Agreement, or any stock or stock option rights Employee holds in the Company pursuant to any stock option or equity agreements (“Equity Agreements”) between the Company and Employee, which will continue to be governed by the 2006 Equity Incentive Plan or the 2013 Equity Incentive Plan, as applicable as well as the applicable Equity Agreements. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Separation Agreement.

5. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which s/he may now have, have ever had, or may in the future have against Releases, which is based in whole or in part on any matter released by this Second Release.

b. Notwithstanding the foregoing, nothing in this paragraph shall prohibit Employee from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict his/her right to file such administrative complaints. However, Employee understands and agrees that, by entering into this Second Release, s/he is releasing any and all individual claims for relief, and that any and all subsequent disputes between Employee and the Company shall be resolved through arbitration as provided in the Separation Agreement.

c. Nothing in this paragraph shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6. Review of Second Release: Employee understands that s/he may take up to twenty-one (21) days to consider this Second Release and, by signing below, affirms that s/he was advised to consult with an attorney prior to signing this Second Release. Employee also understands that s/he may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to him/her pursuant to Paragraph 2(c) of the Separation Agreement will be provided only at the end of that seven (7) day revocation period

7. Effective Date: This Second Release is effective on the eighth (8th) day after Employee signs it, provided s/he has not revoked it as of that time (the “Effective Date”).

8. Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Nondisparagement, Arbitration, Governing Law, and Attorneys’ Fees.

Dated:	September 30, 2015	/s/ David A. Yovanno
		Name:	David A. Yovanno
		Title:	Chief Executive Officer
For the Company

Dated:	September 30, 2015	/s/ Christopher A. Lien
Christopher A. Lien

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EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

TECHNOLOGY ASSIGNMENT AGREEMENT

This Technology Assignment Agreement (this “Agreement”) is made and entered into effective as of April 2, 2006 by and between Marin Software Incorporated, a Delaware corporation (the “Company”), and Christopher Lien, a resident of California (the “Assignor”).

R E C I T A L S

A. Assignor is the author and/or owner of the Technology (as defined below), and Assignor desires to assign and transfer to the Company all of Assignor’s right, title and interest in and to the Technology and other related rights in partial exchange for the Company’s issuance to Assignor of two million three hundred thousand (2,300,000) shares of the Company’s Common Stock (the “Shares”).

B. The parties are entering into this Agreement pursuant to that certain Founder’s Restricted Stock Purchase Agreement by and between the Company and Assignor dated of even date herewith (the “Stock Purchase Agreement”).

NOW THEREFORE, the parties hereby agree as follows:

1. Certain Definitions. As used herein, the following terms will have the meanings set forth below:

1.1 Technology. The term “Technology” means the items of business know- how and other intellectual property listed on Attachment 1 hereto and all technology, trade secrets and know-how related thereto.

1.2 Derivative. The term “Derivative” means: (i) any derivative work of the Technology (as defined in Section 101 of the U.S. Copyright Act); (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of the Technology (the “Technology Derivatives”); and (iii) all technology, inventions, products or other items that, directly or indirectly, incorporate, or are derived from, any part of the Technology or any Technology Derivative.

1.3 Intellectual Property Rights. The term “Intellectual Property Rights” means, collectively, all worldwide patents, patent applications, patent rights, copyrights, copyright registrations, moral rights, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, mask work rights, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights relating in any way to the Technology, any Derivative or any Embodiment, whether arising under the laws of the United States of America or the laws of any other state, country or jurisdiction.

1.4 Embodiment. The term “Embodiment” means all documentation, drafts, papers, designs, schematics, diagrams, models, prototypes, source and object code (in any form or format and for all hardware platforms), computer-stored data, diskettes, manuscripts and other items describing all or any part of the Technology, any Derivative, any Intellectual Property Rights or any information related thereto or in which all of any part of the Technology, any Derivative, any Intellectual Property Right or such information is set forth, embodied, recorded or stored.

1.5 Assigned Assets. The term “Assigned Assets” refers to the Technology, all Derivatives, all Intellectual Property Rights and all Embodiments, collectively.

2. Assignment. In partial consideration of the issuance by the Company to Assignor of the Shares, receipt of which is hereby acknowledged, Assignor hereby forever sells, assigns, transfers, releases and conveys to the Company, and its successors and assigns, Assignor's entire right, title and interest in and to each and all of the Assigned Assets.

3. Delivery. Assignor hereby delivers all Embodiments of all Assigned Assets to the Company, receipt of which is hereby acknowledged by the Company.

4. Assignor Representations and Warranties. Assignor represents and warrants to the Company that Assignor is the owner, inventor and/or author of, and that Assignor owns, and can grant exclusive right, title and interest in and to, each of the Assigned Assets and, to the best of Assignor’s knowledge, none of the Assigned Assets are subject to any dispute, claim, prior license or other agreement, assignment, lien or rights of any third party, or any other rights that might interfere with the Company’s use, or exercise of ownership of, any Assigned Assets. Assignor further represents and warrants to the Company that Assignor is not aware of any claims by any third party to any rights of any kind in or to any of the Assigned Assets. Assignor agrees to immediately notify the Company upon becoming aware of any such claims.

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5. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Assignor further agrees, promptly upon request of the Company, or any of its successors or assigns, to execute and deliver, without further compensation of any kind, any power of attorney, assignment, application for copyright, patent or other intellectual property right protection, or any other papers which may be necessary or desirable to fully secure to the Company, its successors and assigns, all right, title and interest in and to each of the Assigned Assets, and to cooperate and assist in the prosecution of any opposition proceedings involving said rights and any adjudication of the same. Further, Assignor agrees never to assert any claims, rights or moral rights in or to any of the Assigned Assets.

6. Indemnity. Assignor will indemnify and hold the Company harmless from and against any loss, damages or expense (including without limitation reasonable attorneys’ fees) incurred by the Company in connection with any claim, suit or other proceeding in which a third party asserts any claim to any right, title, license or other interest in or to any Assigned Asset, any claim that any Assigned Asset infringes any patent, copyright, trade secret or other intellectual property right of such third party, or that, if true, would be inconsistent with any representation made by Assignor in Section 4 above.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

8. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

9. Entire Agreement. This Agreement and the documents referred to herein, including but not limited to the Stock Purchase Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

10. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement.

11. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside of the United States; or (c) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement, with respect to Assignor, or at the Company’s principal executive offices, with respect to the Company, marked “Attention: President”, or at such other address as such other party may designate by one of the indicated means of notice herein to the other party hereto.

12. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “attachments” will mean “sections” and “attachments” to this Agreement.

13. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

14. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any

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provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

15. Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party. The original signature copy shall be delivered to the other party by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date and year first above written.

COMPANY		ASSIGNOR
Marin Software Incorporated		Christopher Lien

By:	/s/ Christopher A. Lien	By:	/s/ Christopher A. Lien
	Christopher Lien, Chief Executive Officer	Address:	[PRIVATE ADDRESS]

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ATTACHMENT 1

List of Assigned Technology

1.	All of Assignor’s right, title and interest in and to Marin Software business plans, presentations and other related materials existing on the date hereof.
2.

All of Assignor’s rights, title and interest in and to those domain name registrations that Assignor has registered with an authorized domain name registrar which are related to the Company’s proposed business, including but not limited to www.marinsoftware.com.

MARIN SOFTWARE INCORPORATED

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Marin Software Incorporated, a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1)RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Notwithstanding the foregoing, I will have the right to claim participation in the development, creation, or modification of the Assigned Inventions on my resume or in my curriculum vita; provided that I obtain Company’s approval for such disclosures before providing the disclosure to any third-party.

6. Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon the Company’s request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

11. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or proprietary or confidential information of the Company. I agree that the non-public names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, created or obtained by me during my employment, constitute trade secrets or proprietary or confidential information of the Company.

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14. Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

15. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

22. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is March 16, 2006.

Marin Software Incorporated:		Employee:

By:	/s/ Christopher A. Lien	/s/ Christopher A. Lien
Signature

Name:	Christopher A. Lien	Christopher A. Lien
Title:	CEO	Name (Please Print)

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Exhibit A

Prior Inventions Not Assigned to Company

Any and all inventions related to Sugar Media Inc. and any and all inventions not related to paid search management